CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-211924, 333-211178, and 333-183355) and the Registration Statements on Form S-8 (Nos. 333-181165, 333-191418, and 333-210281) of our report dated October 24, 2016, relating to the combined statement of revenues and certain expenses for the Southeastern Seven Portfolio, a portfolio of seven grocery-anchored shopping centers, for the year ended December 31, 2015 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statement) appearing in this Current Report on Form 8-K/A of Preferred Apartment Communities, Inc.

/s/ Deloitte & Touche LLP
Houston, TX
October 24, 2016